UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.          )
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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SUPPLEMENT TO PROXY STATEMENT OF
CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
FOR THE 2017 ANNUAL GENERAL MEETING OF SHAREHOLDERS
This supplement provides updated information with respect to the 2017 Annual General Meeting of Shareholders (the “Meeting”) of Central European Media Enterprises Ltd. (the “Company”) to be held on June 13, 2017.
On May 10, 2017, the Company commenced distributing to its shareholders a Notice of Annual Meeting of Shareholders and Definitive Proxy Statement (the “Proxy Statement”). This supplement should be read in conjunction with the Proxy Statement.
Withdrawal of Director Nominee
On May 24, 2017, Mr. Hans-Holger Albrecht, a nominee for election as a Director, notified the Company of his decision to withdraw as a nominee for Director. The Board of Directors is not nominating a replacement Director for Mr. Albrecht. The nine remaining nominees named in the Company’s Proxy Statement will stand for election at the Meeting.
Voting Matters
Notwithstanding Mr. Albrecht’s withdrawal, the form of the proxy card included in the original distribution of the Proxy Statement remains valid. Any votes that have been or are submitted with instructions to vote for all of the Board’s nominees will be voted only for the remaining nine nominees as named in the Proxy Statement and any votes cast for Mr. Albrecht will be disregarded. None of the other agenda items in the Proxy Statement are affected by this supplement. If you have already returned your proxy card or provided voting instructions, you do not need to take any action unless you wish to change your vote.
Information regarding how to vote your shares, or revoke your proxy or voting instructions, is available in the Proxy Statement. A copy of this supplement is available on our website at www.cme.net.
May 30, 2017